EXHIBIT 10.1

EXECUTION COPY

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

AGREEMENT made effective as of the 26th day of June, 2012 (the "Effective Date"), between Ralph Lauren Corporation, a Delaware corporation (the "Company"), and Ralph Lauren (the "Executive").

RECITALS

The Executive is the founder of the predecessor entities of the Company and has acted as Chief Executive Officer of such entities and the Company for approximately forty-five years.

The Executive is currently employed by the Company pursuant to an employment agreement made effective as of March 30, 2008, as amended on June 29, 2009, and on November 9, 2010 (such agreement, as amended, the "Prior Agreement").

The Company recognizes that the Executive's talents and abilities are unique and have been integral to the success of the Company. The Company wishes to retain the services of the Executive and recognizes that the Executive's contribution to the growth and success of the Company will be substantial. The Company desires to provide for the continued employment of the Executive and to make employment arrangements that will reinforce and encourage the attention and dedication to the Company of the Executive as a member of the Company's senior management, in the best interest of the Company. The Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided.

The Company and the Executive wish to amend and restate the Prior Agreement as evidenced by this Agreement, effective as of the Effective Date.

In order to effect the foregoing, the Company and the Executive wish to enter into an Agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.       Employment. Effective as of the Effective Date, the Executive's employment with the Company shall be governed by this Agreement.

Section 2.       Term. The term of the Executive's employment hereunder shall commence as of the Effective Date and shall remain in effect through the last day of the Company's fiscal year (a "Fiscal Year") which ends in calendar year 2017, i.e., April 1, 2017, subject to earlier termination in accordance with the terms of this Agreement (the "Term").

Section 3.       Position and Duties.

(a)     Title and Duties. The Executive shall serve as Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company (the "Board") and shall have such duties, authority and responsibilities as are normally associated with and appropriate for such positions. The Executive shall report directly to the Board. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.

(b)     Office and Facilities. The Executive shall be provided with appropriate office and secretarial facilities in each of the Company's principal executive offices in New York City and any other location that the Executive reasonably deems necessary to have an office and support services in order for the Executive to perform his duties for the Company.

Section 4.        Compensation.

(a)     Base Salary. During the Term, the Company shall pay to the Executive an annual base salary of $1,750,000.  The Executive's base salary shall be paid in substantially equal installments on a basis consistent with the Company's payroll practices and shall be subject to such increases, if any, as may be determined in the sole discretion of the Board. The Executive's base salary, as in effect at any time, is hereinafter referred to as the "Base Salary."

(b)     Annual Bonus. For each Fiscal Year that occurs during the Term, the Executive shall be eligible to earn an annual cash bonus (the "Bonus") under the Company's Executive Officer Annual Incentive Plan, as amended from time to time (the "Bonus Plan"), based upon the achievement by the Company and its subsidiaries of performance goals for each such Fiscal Year established by the Compensation & Organizational Development Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee shall establish objective criteria to be used to determine the extent to which such performance goals have been satisfied. The range of the Bonus opportunity for each Fiscal Year will be as determined by the Compensation Committee based upon the extent to which such performance goals are achieved, provided that the annual target Bonus opportunity shall be $9 million for each such Fiscal Year (the "Target Bonus"), and provided further that for each Fiscal Year, the maximum Bonus payable pursuant to this Section 4(b) shall equal 150% of the Target Bonus for such Fiscal Year. Notwithstanding the foregoing, in no case may the Bonus for any Fiscal Year exceed the maximum annual bonus payable to any single individual pursuant to the Bonus Plan, it being agreed that said maximum amount shall in no event be less than $13.5 million per Fiscal Year.  The performance goals, metrics and targets (and percentage payouts at Threshold, Target and Maximum) (collectively, "Performance Conditions") applicable to Executive's Bonus for each Fiscal Year shall be consistent with the Performance Conditions that are applicable to annual bonuses for the Company's other SEC Named Executive Officers; provided, however, that the foregoing shall not apply to the strategic financial goal (from which Executive has heretofore been excluded) and shall not be construed as precluding the Compensation Committee from applying Performance Conditions to Executive and other SEC Named Executive Officers in a manner generally consistent with past practice.  The Bonus, if any, payable to the Executive in respect of any Fiscal Year will be paid at the same time that bonuses are paid to other executives of the Company, but in any event within two and one-half months after the conclusion of such Fiscal Year.

(c)      Equity Awards.

(1)           In General. On an annual basis during the Term, and at the same time as stock options or other equity awards are granted to other SEC Named Executive Officers of the Company, but subject to Section 4(c)(4) below, the Executive will be granted long-term equity awards ("Equity Awards") pursuant to the terms of the Company's 2010 Long-Term Stock Incentive Plan or any successor thereto (the "Incentive Plan") with an aggregate target grant date fair value of $14 million.  One-third of the aggregate target grant date fair value of such equity awards ($4.667 million) shall be granted in the form of a stock option ("Stock Option") to purchase shares of Class A Common Stock of the Company (the "Common Shares") and the remaining two-thirds of such aggregate value ($9.333 million) shall be granted in the form of restricted performance share units ("RPSUs"), in each case subject to the applicable terms and conditions set forth below in this Section 4(c).  The number of RPSUs to be granted each year shall be determined by dividing $9.333 million by the average of the high and low price per Common Share on the date which is exactly 10 days prior to the date of grant (or, if such date is not a trading day, on the next preceding trading day) and rounding the result to the nearest whole number.  In the event that there occurs any stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Shares or other similar corporate transaction or event that affects the Common Shares such that an adjustment is appropriate and necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available hereunder, the number of Common Shares subject to Stock Options and RPSUs will be subject to equitable adjustment, on a basis no less favorable to Executive than as set forth in the Incentive Plan as in effect on the date hereof.  In no event shall any Stock Option or RPSU contain single trigger change in control acceleration provisions, except in circumstances where the acquiror fails to assume the award in connection with any change in control transaction.

(2)           Stock Options:  Each Stock Option will have a term of seven (7) years (subject to earlier termination as described in Section 6 hereof) and will be nontransferable during the Executive's lifetime, except for transfers by the Executive to his Immediate Family (as defined in the Incentive Plan), or trusts for the benefit of Executive and his Immediate Family, subject to the approval of the Compensation Committee and pursuant to the terms of the Incentive Plan. Each Stock Option will vest and become exercisable ratably over three (3) years on each of the first three anniversaries of the date of grant, subject to the Executive's continued employment through each vesting date and subject to the provisions of Section 6 hereof, and will have an exercise price per Common Share equal to the fair market value per Common Share as of the date of grant.  Each annual grant of a Stock Option shall be evidenced by a certificate and/or summary of terms (in accordance with the Company's past practice) which shall not be inconsistent with the terms of this Agreement.

(3)           RPSUs.  RPSUs granted hereunder shall vest, if at all, following a three-year performance period, and shall be subject to the Executive's employment with the Company on each RPSU Certification Date (as defined below), except as otherwise provided herein, and, subject to Section 4(c)(4)(B), the attainment of the applicable performance goals set forth below, which for the grant made in fiscal 2013 is consistent with the Performance Conditions applicable to comparable RPSUs granted to the Company's other SEC Named Executive Officers (except as may otherwise be required by the terms of an existing Employment Agreement with any such Named Executive Officer).

(A)  Cumulative Net Earnings.  One-half (1/2) of each annual grant of RPSUs hereunder shall vest and be paid out based on attainment by the Company of a level of cumulative net earnings established by the Compensation Committee, in its sole discretion, for the three-year performance period (the "Cumulative Net Earnings RPSUs").  With respect to each such annual grant of Cumulative Net Earnings RPSUs, Executive shall be entitled to vest in and receive payment with respect to a percentage of such RPSUs, as follows:

1. Performance Level	2. % of Goal(s) Achieved	3. % of Cumulative Earnings RPSUs Vested/Paid
Below Threshold	<70%	0%
Threshold	70%	75%
Target	100%	100%
Maximum	110% or more	150%

(B) Relative TSR Adjusted RPSUs.  One-half (1/2) of each annual grant of RPSUs hereunder shall vest on the same basis as Cumulative Net Earnings RPSUs described in (A) above, as adjusted, however, to reflect the Company's Total Shareholder Return ("TSR") during the three-year performance period relative to the TSR generated by the S&P 500 index during such period (the "Relative TSR RPSUs").  TSR shall be measured by share price appreciation, plus dividends reinvested, with starting and ending share prices being based on the average closing prices for the twenty (20) trading days ending immediately prior to the beginning and end of the performance period.  With respect to each annual grant of Relative TSR RPSUs, Executive shall be entitled to vest in and receive payment with respect to a percentage of such RPSUs, such percentage to be determined by multiplying (i) the number of Relative TSR RPSUs so granted, by (ii) the applicable percentage determined from Column 3 of the Table set forth in (A) above, and (iii) the applicable percentage calculated from Column 2 of the Table set forth below:

1.	2.
Relative TSR Performance Range	TSR Adjustment
≥80th Percentile	125%
≥60th but <80th Percentile	112.5%
≥40th but <60th Percentile	100%
≥30th but <40th Percentile	87.5%
<30th Percentile	75%

(C)  Other Terms and Conditions.  For purposes of determining the number of RPSUs becoming vested by reason of attainment of cumulative net earnings levels (including for purposes of (B) above, prior to adjustment to reflect relative TSR performance), RPSU vesting shall be interpolated for performance between identified performance levels, except that no RPSUs shall vest for performance below the threshold level.  There shall be no interpolation for performance between identified relative TSR performance levels.  Not later than 30 days prior to March 15th of the calendar year immediately following the end of the applicable three-year performance period, the Compensation Committee shall certify the level of performance achieved with respect to such three-year performance period (the date of such certification being referred to as the "RPSU Certification Date").  Any RPSUs that remain unvested following such certification shall be immediately forfeited without payment of any consideration.

Payment in respect of each vested RPSU, if any, shall be made in Common Shares as soon as practicable (but in no event later than 30 days) following the RPSU Certification Date.

In the event of an issuance of any cash or stock dividend on the Common Shares (a "Dividend), the Executive shall be entitled to be credited with an additional number of RPSUs (each, a "Dividend RPSU"), determined as follows:

(x)  in the event of a cash dividend, equal to the quotient obtained by dividing (a) the product of (i) the number of RPSUs that the Executive holds at the time of the record date for such Dividend multiplied by (ii) the amount of the Dividend per Common Share, divided by (b) the fair market value per Common Share on the payment date for such Dividend; and

(y) in the event of a stock dividend, equal to the number of Common Shares (including fractions thereof) issued with respect to each Common Share, multiplied by the number of RPSUs.

Once credited, each Dividend RPSU shall be treated as an RPSU hereunder and shall be subject to the same terms and conditions as the RPSU from which such Dividend RPSU is derived, whether it be a Cumulative Net Earnings RPSU or a Relative TSR RPSU, including, but not limited to, the applicable vesting schedule and rights to Dividend RPSUs with respect to future Dividends.

Each annual grant of RPSUs shall be evidenced by a certificate and/or summary of terms (in accordance with the Company's past practice) which shall not be inconsistent with the terms of this Agreement; provided that in no event shall any RPSUs contain single trigger change in control acceleration provisions, except in circumstances where the acquirer fails to assume the award in connection with any change in control transaction.

(4)           Other Conditions.  Notwithstanding anything herein to the contrary:  (A) the performance targets established for RPSU grants for each Fiscal Year shall be approved in writing by the Compensation Committee not later than the latest date required for such RPSUs to qualify as "qualified performance-based compensation" for purposes of Section 162(m) of the Code; and (B) except as may be required by the terms of an existing employment agreement, RPSUs granted to Executive in respect of any Fiscal Year shall have Performance Conditions which are no less favorable to Executive than those applicable to comparable long-term performance-based incentive equity awards granted to other SEC Named Executive Officers in respect of such Fiscal Year.

Section 5.         Employee Benefits.

(a)       Benefit Plans. The Executive shall continue to participate in all existing employee benefit plans, perquisite and fringe benefit arrangements of the Company or its affiliates in which he is currently participating and shall be entitled to participate in any future employee benefit plans, perquisite and fringe benefit arrangements of the Company or its affiliates that are provided to other senior executives of the Company on terms no less favorable than are provided to any other senior executive of the Company.

(b)       Life Insurance. The Executive shall be solely responsible for maintaining and making premium contributions to, and the Company shall not have any obligation to maintain and make premium contributions with respect to, those certain split dollar and other life insurance arrangements between the Company and the Executive, his family members and/or life insurance trusts for the benefit of any of them, that were previously maintained or contributed to by the Company or its affiliates or predecessor entities (the "Insurance Policies"); provided, however, that nothing contained in this Section 5(b) shall adversely affect the Company's right to receive prompt reimbursement in respect of any premium payments previously made by the Company under the Insurance Policies.

(c)       Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company (collectively, "Business Expenses"), provided that such Business Expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

(d)       Air Travel. For security purposes, the Executive and his family members, to and only to the extent such family members are traveling with the Executive, shall be required to use the Executive's or other acceptable private aircraft for any travel. For any expense (whether or not a Business Expense) incurred as a result of the Executive's use of his or other private aircraft, the Executive shall be reimbursed by the Company (with no tax gross-up). For any such expense incurred as a result of travel on any private aircraft (other than Executive's personal aircraft), the Executive shall be entitled to reimbursement at the lesser of market rates or Executive's out-of-pocket cost.  Notwithstanding anything to the contrary in this Section 5(d), in no event shall the Company reimburse Executive for any amounts over $200,000 for expenses incurred in a Fiscal Year resulting from Executive's use of his private aircraft, or other acceptable private aircraft, for personal travel.

(e)       Perquisites. The Company shall provide the Executive with a car and driver for his use during the term of his employment with the Company.

(f)       Vacations. The Executive shall be entitled to vacations and holidays on a basis consistent with that offered to other senior executive officers of the Company.

(g)       Indemnification. The Company shall indemnify the Executive to the fullest extent permitted by applicable law against damages and expenses (including fees and disbursements of counsel) in connection with his status or performance of duties as an officer or director of the Company and its affiliates (including any predecessor entities) and shall use reasonable commercial efforts to maintain customary and appropriate directors and officers liability insurance for the benefit of the Executive's protection. The Company's obligations under this Section 5(g) shall survive any termination of the Executive's employment hereunder.

Section 6.         Termination of Employment. The Company and the Executive may each terminate the Executive's employment hereunder and the Term for any reason.

(a)       Termination by the Company without Cause, or Termination by the Executive for Good Reason. If the Company shall terminate the Executive's employment without "Cause" (as defined in Section 6(g)(1)), or if the Executive resigns for Good Reason (as defined in Section 6(g)(2)):

(1)           the Executive shall be entitled to receive a lump sum cash payment (to be paid within 30 days following the date of termination, except as provided in (IV) below) equal to the sum of:

(I)      the Executive's Base Salary that would be payable for the period from the date of the Executive's termination of employment through the second  (2nd) anniversary thereof (the "Severance Period");

(II)    any accrued but unpaid compensation as of the date of termination of employment;

(III)   a bonus equal to two (2) times the average annual Bonus paid to the Executive in respect of each of the immediately preceding two Fiscal Years prior to the Fiscal Year in which the Executive's termination of employment occurs; and

(IV)   a pro rata portion of the Bonus the Executive would otherwise have received for the Fiscal Year in which the Executive's termination of employment occurs, such Bonus to be paid at the same time that bonuses are paid to other executives of the Company;

(2)           during the Severance Period, the Company shall (A) continue to provide the Executive with office facilities and secretarial assistance in New York City and any other location that the Executive maintained an office during the term of his employment that the Executive reasonably deems necessary, (B) permit the Executive to continue to participate in all welfare and medical plans on the same terms as active officers of the Company, and (C) continue to provide the Executive with the use of a car and driver; provided, that the amount of any in-kind benefits described in this Section 6(a)(2) that is provided to the Executive in any calendar year shall not affect the amount of any such in-kind benefits to be provided to the Executive in any other calendar year, and all expenses or other reimbursements paid pursuant herewith that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax;

(3)           any unvested stock options then held by the Executive will continue to vest on their scheduled vesting dates, subject to and conditioned upon the Executive's compliance with Section 8 hereof. In addition, subject to, and conditioned upon, the Executive's compliance with Section 8 hereof, any vested options (and any options that continue to vest as described above) will remain exercisable until the later to occur of (A) one (1) year from the date of the Executive's termination of employment or (B) thirty (30) days from the date the options become vested and exercisable, but in no event later than the expiration date of the options;

(4)           RPSUs granted under Section 4(c) hereof will vest based upon actual performance over the applicable performance period as if Executive had remained employed to the applicable RPSU Certification Date; and

(5)           except as expressly provided above and except for the Company's obligations under Section 5(g) hereof, the Company shall have no further obligations to the Executive hereunder following the Executive's termination of employment under the circumstances described in this Section 6(a),

(b)       Termination Due to Death or Disability. If the Executive's employment is terminated due to his death or "Disability" (as defined in Section 6(g)):

(1)          the Executive (or his estate) shall be entitled to a lump sum cash payment (to be paid within 30 days following the date of termination, except as provided in (III) below) equal to the sum of

(I)      the Executive's Base Salary through the date on which his termination due to death or Disability occurred;

(II)    any accrued and unpaid compensation as of the date of termination of employment; and

(III)   a pro-rata portion of the Bonus he would otherwise have received for the Fiscal Year in which his termination due to death or Disability occurred, such Bonus to be paid at the same time that bonuses are paid to other executives of the Company;

(2)           any unvested stock options then held by the Executive will vest immediately and options held by the Executive, or his estate, will remain exercisable for three (3) years from the date of the Executive's death or termination due to Disability, but in no event later than the expiration date of the option;

(3)           any RPSUs granted under Section 4(c) hereof and then held by Executive shall vest in their entirety at target on the Executive's date of termination of employment; provided, that if the date of death occurs in the last year of a performance period, the RPSUs granted in respect of such performance period shall vest and be paid out based upon actual performance over such performance period as if Executive had remained employed to the applicable RPSU Certification Date; and

(4)           except as expressly provided above and except for the Company's obligations under Section 5(g) hereof, the Company will have no further obligations to the Executive hereunder following the Executive's termination of employment under the circumstances described in this Section 6(b).

(c)       Termination by the Company for Cause or by the Executive other than for Good Reason. If the Executive's employment is terminated by the Company for Cause or by the Executive other than for Good Reason:

(1)          the Executive shall be entitled to receive an immediate lump sum cash payment (to be paid within 30 days following the date of termination) equal to the sum of:

(I)      his Base Salary through the date of termination; and any accrued but unpaid compensation for any prior Fiscal Year; and

(II)     any accrued and unpaid compensation as of the date of termination of employment;

(2)           any stock options then held by the Executive that have not previously been exercised shall be forfeited;

(3)           any unvested RPSUs shall be forfeited; and

(4)           except as expressly provided above and except for the Company's obligations under Section 5(g) hereof, the Company will have no further obligations to the Executive hereunder following the Executive's termination of employment under the circumstances described in this Section 6(c).

(d)       Termination by Reason of Non-Renewal of Agreement.  If the Executive's employment terminates at the end of the Term as a result of the Company's failure to offer to extend the Term of the Agreement or offer to enter into a new employment agreement on substantially the same terms as in effect immediately prior to the end of the Term:

(1)           the Executive shall be entitled to receive any accrued and unpaid compensation as of the date of termination of employment;

(2)           the Executive shall be entitled to receive his Bonus for the Fiscal Year ending on the last day of the Term, such Bonus to be paid at the same time that bonuses are paid to other executives of the Company;

(3)           the Executive's then outstanding stock options and RPSUs shall be treated in the manner described in Sections 6(a)(3) and 6(a)(4), respectively; and

(4)           except as expressly provided above and except for the Company's obligations under Section 5(g) hereof, the Company shall have no further obligations to the Executive hereunder following the Executive's termination of employment under the circumstances described in this Section 6(d).

(e)       Payment Delay.  If the Executive is deemed at the time of his termination of employment to be a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code (as determined by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto)), to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (or in accordance with an award granted to Executive pursuant to the Prior Agreement), including, without limitation, any portion of the additional compensation awarded pursuant to Section 6, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a "Payment Delay"), such portion of the Executive's termination benefits shall not be provided to the Executive prior to the earlier of (I) the expiration of the six-month period measured from the date of the Executive's "separation from service" with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) or (II) the date of the Executive's death.  Upon the earlier of such dates, all payments delayed pursuant to this Section 6(e) shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement (or in accordance with an award granted to Executive pursuant to the Prior Agreement) shall be paid as otherwise provided in accordance with its terms.

(f)       Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to the Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof. If the Company terminates the Executive's employment for Cause or due to Disability or if the Executive resigns for Good Reason, the "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

(g)       Definitions. For purpose of this Agreement:

(1)           "Cause" shall mean (A) the willful and continued failure by the Executive to substantially perform his duties hereunder after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties; or (B) the Executive's conviction of, or plea of nolo contendere to, a crime (whether or not involving the Company) constituting a felony; or (C) willful engaging by the Executive in gross misconduct relating to the Executive's employment that is materially injurious to the Company, monetarily or otherwise (including, but not limited to, conduct that constitutes competitive activity, in violation of Section 8), or which subjects, or if generally known, would subject the Company to public ridicule or embarrassment. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the forgoing, the Executive shall not be deemed to have been terminated for Cause without (x) reasonable written notice to the Executive setting forth the reasons for the Company's intention to terminate for Cause, (y) an opportunity for the Executive, together with his counsel, to be heard before the Board, and (z) delivery to the Executive of a Notice of Termination, as defined in Section 6(f) hereof, from the Board finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clauses (A), (B) or (C) hereof, and specifying the particulars thereof in detail. In the event that the Board has so determined in good faith that Cause exists, the Board shall have no obligation to terminate the Executive's employment if the Board determines in its sole discretion that such a decision not to terminate the Executive's employment is in the best interest of the Company.

(2)           "Good Reason" shall mean a termination of employment by the Executive within one year following the occurrence of (A) a material diminution in the Executive's duties or the assignment to the Executive of a title or duties inconsistent with his position as Chairman of the Board and Chief Executive Officer of the Company, (B) a material reduction in the Executive's salary or (C) a failure of the Company to comply with any material provision of this Agreement (including but not limited to, Section 4(b) and Section 4(c)); provided that the events described in clauses (A), (B) and (C) above shall not constitute Good Reason unless (1) the Executive notifies the Company of the existence of such diminution, reduction or failure within 90 days of its occurrence and (2) unless such diminution, reduction or failure (as applicable) has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company.

(3)           "Disability" shall mean that as a result of the Executive's incapacity due to physical or mental illness that is expected to result in death or continue for not less than 12 months, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given by the Company (which may occur before or after the end of such six month period) the Executive shall not have returned to the performance of his duties hereunder on a full-time basis.

Section 7.         No Mitigation. The Executive shall have no duty to mitigate the payments provided for hereunder by seeking other employment or otherwise and such payment shall not be subject to reduction for any compensation received by the Executive from employment in any capacity following the termination of the Executive's employment with the Company.

Section 8.         Non-Solicitation/Non-Competition.

(a)       The Executive agrees that for the duration of his employment and for a period of three (3) years from the date of termination thereof, he will not, on his own behalf or on behalf of any other person or entity, hire, solicit, or encourage to leave the employ of the Company or its subsidiaries, affiliates or licensees any person who is an employee of any of such companies.

(b)       The Executive agrees that for the duration of his employment and for a period of three (3) years from the date of termination thereof, the Executive will take no action which is intended, or would reasonably be expected, to harm or impugn the reputation (e.g., making public derogatory statements or misusing confidential Company information, it being acknowledged that the Executive's employment with a competitor in and of itself shall, subject to his compliance with Section 8(c) hereof, not be deemed to be harmful to the Company or any of its subsidiaries, affiliates or licensees for purposes of this Section 8(b)) of the Company or any of its subsidiaries, affiliates or licensees.

(c)       The Executive agrees that during the duration of his employment and for a period of two (2) years following the date of the Executive's termination of employment for any reason other than death, the Executive shall not, directly or indirectly, (1) engage in any "Competitive Business" (as defined below) for his own account, (2) enter into the employ of, or render any services to, any person engaged in a Competitive Business, or (3) become interested in any entity engaged in a Competitive Business, directly or indirectly as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; provided that the Executive may own, solely as an investment, securities of any entity which are traded on a national securities exchange if the Executive is not a controlling person of, or a member of a group that controls such entity and does not, directly or indirectly, own 2% or more of any class of securities of such entity.

For purposes of this Agreement, the term "Competitive Business" shall include the design, manufacture, sale, marketing or distribution of branded or designer apparel, home, accessories or fragrance products and other products in the categories of products sold by, or under license from, the Company or its affiliates or licensees.

(d)       The Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, entity or enterprise, other than the Company or any of its affiliates, any trade secrets, information, data, or other confidential information relating to customers, licensees, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company generally, or any affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of the Executive's breach of this covenant. The Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates.

(e)       If the Executive breaches, or threatens to commit a breach of, any of the provisions of this Section 8 (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity:

(1)           The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company;

(2)           The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company; and

(3)           In the event of an actual breach of the Restrictive Covenants which is not cured by Executive within ten (10) days of Executive’s receipt of written notice from the Company describing such breach, the right to discontinue the payment of any amounts owing to the Executive under the Agreement.

(f)       If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portion. In addition, if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

Section 9.         Successors: Binding Agreement.

(a)       The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)       This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are payable to him hereunder all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

Section 10.      Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered with receipt acknowledged or five business days after having been mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Mr. Ralph Lauren
c/o Ralph Lauren Corporation
650 Madison Avenue
New York, New York 10022

If to the Company:

Ralph Lauren Corporation
625 Madison Avenue
New York, New York 10022
Attention: General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

Section 11.       Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or director of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

Section 12.       Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Section 13.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Section 14.       Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the City of New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 8 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond, and provided further that the Executive shall be entitled to seek specific performance of his right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

Section 15.       Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable law or regulation.

Section 16.       Prior Agreements; Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and, effective as of the Effective Date, shall supersede all prior agreements, amendments, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto (including the Prior Agreement), except that all equity-based and other awards made prior to the Effective Date pursuant to the Prior Agreement (or pursuant to any earlier employment agreement between Executive and the Company) shall remain outstanding in accordance with their respective terms.

Section 17.       Section 409A of the Code.  The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Section 409A of the Code to the extent subject thereto, and accordingly, to the maximum possible extent this Agreement shall be interpreted and administered consistent with such intent.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment with the company for purposes of this Agreement and no payments shall be due to Executive under Section 6 of this Agreement until Executive would be considered to have incurred a "separation from service" from the Company within the meaning of Section 409A of the Code.  For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described herein that are due within the "short term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.  To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year, and the right to reimbursement (and in-kind benefits) may not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, effective as of the Effective Date.

RALPH LAUREN CORPORATION

By:	/s/ Joel L. Fleishman
Joel L. Fleishman
Chairperson of the Compensation Committee

/s/ Ralph Lauren
RALPH LAUREN